Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 25, 2003 on the September 15, 2003 consolidated financial statements of Melt Inc. in the Registration Statement Form SB-2/A Amendment No.2 of Melt Inc. for the registration of 13,230,000 shares of its common stock.

/s/ Farber & Hass LLP

Oxnard, California

December 24, 2003